Exhibit 5.2

[LETTERHEAD OF RICHARDS LAYTON & FINGER]

October 25, 2013

To Each Of The Persons Listed
On Schedule A Attached Hereto

Re:	SLM Student Loan Trust 2007-7

Ladies and Gentlemen:

We have acted as special Delaware counsel to SLM Student Loan Trust 2007-7 (the “Trust”), a Delaware statutory trust created pursuant to the Trust Agreement, dated as of March 7, 2007, among SLM Funding LLC, a Delaware limited liability company, as depositor (the “Depositor”), Chase Bank USA, National Association, as initial eligible lender trustee, and BNY Mellon Trust of Delaware (formerly known as The Bank of New York (Delaware)), as Delaware trustee (the “Delaware Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of November 8, 2007 (as amended and restated, the “Trust Agreement”), among the Depositor, Deutsche Bank Trust Company Americas, as successor to The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, N.A.), as eligible lender trustee (the “Eligible Lender Trustee”), the Delaware Trustee and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”).  Capitalized terms used herein and not otherwise defined are used as defined in Appendix A to the Indenture (as defined below), except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)
The Funding Interim Trust Agreement, dated as of November 8, 2007, between the Depositor and Deutsche Bank Trust Company Americas, as successor to The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, N.A.), as interim eligible lender trustee (the “Interim Eligible Lender Trustee”);

(c)	The VG Funding Interim Trust Agreement, dated as of November 8, 2007, between VG Funding, LLC and the Interim Eligible Lender Trustee;

To Each Of The Persons Listed
  On Schedule A Attached Hereto
October 25, 2013

(d)	The Mustang Funding I Interim Trust Agreement, dated as of November 8, 2007, between Mustang Funding I, LLC and the Interim Eligible Lender Trustee;

(e)
The Mustang Funding II Interim Trust Agreement, dated as of November 8, 2007, between Mustang Funding II, LLC and the Interim Eligible Lender Trustee (the items listed in (b) through (e) above are hereinafter collectively referred to as the “Interim Trust Agreements”);

(f)	The Indenture, dated as of November 8, 2007 (the “Indenture”), among the Trust, as the issuer, the Eligible Lender Trustee and the Indenture Trustee;

(g)
The Administration Agreement, dated as of November 8, 2007, among Sallie Mae, Inc., as administrator (the “Administrator”), the Depositor, the Trust, the Servicer, the Indenture Trustee and the Eligible Lender Trustee;

(h)	The Servicing Agreement, dated as of November 8, 2007, by and among the Servicer, the Administrator, the Trust, the Indenture Trustee, and the Eligible Lender Trustee;

(i)
The Sale Agreement, dated as of November 8, 2007, among the Eligible Lender Trustee on behalf of the Trust, the Trust, the Interim Eligible Lender Trustee and the Depositor (the items listed in (d) through (i) above are hereinafter collectively referred to as the “Trust Documents”);

(j)	Forms of the Class A and Class B Notes (the “Notes”);

(k)	A form of the Excess Distribution Certificate (the “Certificate”);

(l)	A certificate of the Eligible Lender Trustee;

(m)
A certified copy of the certificate of trust of the Trust which was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 8, 2007 (the “Certificate of Trust”); and

(n)	A Certificate of Good Standing for the Trust dated October 25, 2013, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

To Each Of The Persons Listed
  On Schedule A Attached Hereto
October 25, 2013

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1. The Trust has been duly formed and is validly existing as a statutory trust under Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents.

2. The Trust has the power and authority under the Act and the Trust Agreement to execute and deliver the Trust Documents, to issue the Notes and the Certificate, to grant the Collateral to the Indenture Trustee as security for the Notes and to perform its obligations under each of said documents.

3. The Trust has duly authorized the Certificate and the Notes, and when the Certificate has been duly executed and authenticated by the Eligible Lender Trustee and delivered upon the order of the Depositor in accordance with the Trust Agreement, the Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

4. The Trust Documents, the Notes and the Certificate have been duly authorized by the Trust.

5. The Trust Agreement is a legal, valid and binding obligation of the Depositor, the Eligible Lender Trustee and the Delaware Trustee, enforceable against the Depositor, the Eligible Lender Trustee and the Delaware Trustee, in accordance with its terms.

6. The Interim Trust Agreements are each legal, valid and binding obligations of the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee and the VG Funding Eligible Lender Trustee, respectively, each enforceable against the Depositor, the Eligible Lender Trustee, the Interim Eligible Lender Trustee, the VG Funding Eligible Lender Trustee, the Mustang I Eligible Lender Trustee and the Mustang II Eligible Lender Trustee, respectively, in accordance with their respective terms.

7. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust with the Secretary of State.

8. Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

To Each Of The Persons Listed
  On Schedule A Attached Hereto
October 25, 2013

9. Based solely on an inquiry on October 24, 2013, limited to, and solely to the extent reflected on the results of computer searches of court dockets in the File & ServeXpress efile system for active cases of the Courts of Chancery of the State of Delaware and of the Superior Courts of the State of Delaware, and in the PACER efile system for active cases of the United States District Court for the District of Delaware and of the United States Bankruptcy Court sitting in the State of Delaware, we are not aware of any legal or governmental proceedings pending against the Trust in the State of Delaware.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.

B. We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 2, 3 and 4 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement and the Interim Trust Agreements, respectively, each constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trusts created thereby, and that the Trust Agreement, the Interim Trust Agreements and the Certificate of Trust for the Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 7 and 8 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property, (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware, (viii) that the application of the laws of the State of Delaware to the Interim Trust Agreements would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) that (a) would be the jurisdiction of applicable law in the absence of an effective choice of law and (b) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the

To Each Of The Persons Listed
  On Schedule A Attached Hereto
October 25, 2013

Interim Trust Agreements, and (ix) the transactions described in and relating to the Interim Trust Agreements have a substantial, reasonable and material relationship with the State of Delaware and there is a reasonable basis for the choice of the laws of the State of Delaware to govern the Interim Trust Agreements.

C. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, liquidation, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F. We have not participated in the preparation of any offering materials with respect to the Notes and the Certificate and assume no responsibility for their contents.

G. Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.

H. With respect to the enforceability of the Trust Agreement, we express no opinion as to the enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion may be relied upon by you in connection with the matters set forth herein.  Otherwise, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.  We also hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to a Form 8-K to be incorporated by reference into the registration statement on Form S-3 (File No. 333-166301) filed with the Commission pursuant to the Securities Act of 1933, as amended, and declared effective on September 10, 2010 (the “Registration Statement”).  In giving the foregoing consent, we do not thereby admit that we come within the category of

To Each Of The Persons Listed
  On Schedule A Attached Hereto
October 25, 2013

persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.

EAM/MFC

SCHEDULE A

SLM Funding LLC